Exhibit 99.1

EX-99.1 PRESS RELEASE OF THE COMPANY, DATED May 8, 2003

TEJON RANCH CO. REPORTS

FIRST QUARTER EARNINGS – 2003

TEJON RANCH, Calif., May 8, 2003 – Tejon Ranch Company (NYSE:TRC), today announced a net loss of $533,000 or $.04 per common share, diluted, during the first quarter of 2003 compared to a net loss of $962,000 or $.07 per common share, diluted, for the same period in 2002. Total revenues from continuing operations for the first quarter of 2003 were $2,977,000 compared to $2,417,000 for the same period in 2002.

The net loss for the first quarter of 2003 is comprised of a loss from continuing operations of $533,000, or $0.04 per common share diluted. This is compared to a loss from continuing operations of $782,000, or $0.06 per common share, diluted and a loss from discontinued operations of $180,000, or $0.01 per share, diluted, for the first quarter of 2002.

The improvement in revenues during the first quarter of 2003 as compared to the same period in 2002 is due to improved real estate and farming revenues. Real estate revenues increased $333,000 and farming revenues increased $353,000. The increase in the real estate revenues was attributable to increased oil and mineral revenues of $106,000 due to higher prices received for oil and a $233,000 increase in real estate service revenues. Real estate service revenues increased due to increased filming and game management activities during the first quarter of 2003. Farming revenues increased due to the extended almond-processing season at Pacific Almond, our almond processing plant. These increases were partially offset by a decrease of $126,000 in interest income on investments due to lower interest rates.

The loss from continuing operations during the first quarter of 2003 declined when compared to the same period of 2002 due to the increase in revenues described above. The improvement in revenues was partially offset by an increase in real estate expenses of $184,000. The increase in real estate expenses is primarily related to increases in contract and professional services, and increased property taxes.

2-2-2 TEJON RANCH CO. REPORTS FIRST QUARTER EARNINGS – 2003

The results of the first three months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also recognizes a significant amount of revenues in the fall of each year due to the nature of the agribusiness activities within its farming segment.

Tejon Ranch Co. is a growth-oriented, diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: Business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates, and other risks inherent in real estate and agricultural businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

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TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FIRST QUARTER ENDED MARCH 31

(In thousands, except earnings per share)

(Unaudited)

	2003	2002
Revenues	$2,977	$2,417
Expenses	3,847	3,776

Loss from continuing operations before minority interest	(870)	(1,359)
Minority interest	18	(97)

Loss from continuing operations before income taxes	(888)	(1,262)
Income taxes	(355)	(480)

Loss from continuing operations	(533)	(782)
Income (loss) from discontinued operations, net of taxes of $0 and $110, respectively	0	(180)

Net loss	$(533)	$(962)

Net loss per share, basic	$(0.04)	$(0.07)
Net loss per share, diluted	$(0.04)	$(0.07)
Weighted average shares outstanding, basic – 14,428,557 for 2003 14,340,325 for 2002
Weighted average shares outstanding, diluted – 14,428,557 for 2003 14,340,325 for 2002

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TEJON RANCH CO.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002*
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Marketable Securities	$22,899	$25,240
Other Current Assets	10,642	11,017

Total Current Assets	33,541	36,257
Property and Equipment—Net	63,580	62,323
Other Assets	2,181	2,216

TOTAL ASSETS	$99,302	$100,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Liabilities	$4,068	$5,742
Long-Term Debt	14,141	14,336
Other Liabilities	6,578	6,523

Total Liabilities	24,787	26,601
Minority Interest in Equity of Consolidated Joint Venture	619	601
STOCKHOLDERS’ EQUITY
Common Stock	7,225	7,206
Paid-In Capital	32,424	31,690
Other Comprehensive Income	(1,913)	(1,995)
Retained Earnings	36,160	36,693

Total Stockholders’ Equity	73,896	73,594

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$99,302	$100,796

*	The Balance Sheet at December 31, 2002 has been derived from the audited financial statements at that date and reclassified for comparison purposes.